                                                                    EXHIBIT 99.8

                        AGREEMENT FOR CASH DISTRIBUTION
                   AND ELECTION OF SUCCESSOR GENERAL PARTNER


     This Agreement for Cash Distribution and Election of Successor General Partner ("Agreement"), dated as of July 15, 1998, is made by and among Syntek Asset Management, L.P. ("Syntek"), the General Partner of National Realty, L.P. (the "Partnership"), American Realty Trust, Inc. ("ART"), the Partnership and the National Realty, L.P. Oversight Committee (the "Committee").

                                R E C I T A L S
                                - - - - - - - -

     A. Pursuant to a Settlement Agreement, dated as of May 9, 1990, the plaintiffs, Joseph B. Moorman, et al., and defendants, the Partnership, National Operating, L.P., Syntek, Gene E. Phillips, William S. Friedman, Robert A. McNeil, and Shearson Lehman Hutton, Inc., successor-in-interest to defendant E.F. Hutton & Company, Inc. agreed to settle a class action litigation matter filed in the Superior Court (the "Court") of the State of California in and for the County of San Mateo, Case No. 322135, captioned as Moorman, et al., v. Southmark Corporation, et al.

     B. In furtherance of the provisions set forth in the Settlement Agreement, the parties to this Agreement desire to proceed with the election of a Successor General Partner to Syntek, as general partner of the Partnership, on the terms and conditions set forth in this Agreement.

     C. The parties have agreed that if Syntek nominates an affiliate of Syntek ("Syntek Affiliate") on the terms and conditions set forth in this Agreement, the parties to the Agreement (i) will not oppose the election of the Syntek Affiliate and (ii) will not propose, or otherwise assist, a candidate to run against the Syntek Affiliate.

     D. The Partnership has agreed to contribute, on the terms and conditions set forth in this Agreement, $11,400,000 in cash for distribution to the former holders of the Partnership's Warrants ("Former Warrantholders"). In addition, the Partnership has agreed to pay certain expenses related to this Agreement, as described herein.

     E. The parties to this Agreement now desire to set forth their intentions and agreements with respect to the terms and conditions relating to the election of the Syntek Affiliate (or non-affiliate) as the successor general partner to Syntek (the "Successor General Partner") and the distribution by the Partnership of the cash to the Former Warrantholders.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   AGREEMENT

     1.   Nomination of Successor General Partner.
          ---------------------------------------

          A. Upon the Court's final approval of this Agreement, Syntek shall provide to the Committee the name of its nominee for Successor General Partner. Syntek shall also state that such nominee is an Affiliate and shall provide (i) the information required by Item 404 of Regulation S-K of the Securities and Exchange Commission ("SEC"), as set forth in Section 6.3(b) of the Settlement Agreement and (ii) such other information as reasonably necessary to enable the Committee to determine that it has no objections to such nominee's holding the office of general partner for reason other than such nominee's affiliate status. If the Committee makes such an objection, the Committee shall be entitled to petition the Supervising Judge. If the Supervising Judge finds that the Committee's objections have merit, Syntek shall nominate a different nominee (as its Affiliate nominee for Successor General Partner).

          B. Subject to the Committee's right in Section 1A above, Syntek, for and on behalf of the Partnership, shall promptly prepare and file with the SEC a proxy statement under Regulation 14A and Schedule 14A of the Securities Exchange Act of 1934, as amended (the "1934 Act").

          C. The Committee, and the Committee's attorneys and agents, shall be entitled to review and comment upon all documents submitted to the SEC or any other regulatory agencies. However, the proxy statement shall specify that the
Committee:

               i. Makes no representation regarding the information set forth in the proxy statement;

               ii. Has not participated in the preparation of the proxy statement; and

               iii. Assumes no legal responsibility for the information contained in the proxy statement.

          The Committee shall not have any prior approval rights regarding
                              ---
Syntek's decision to file any documents with the SEC or any other regulatory agency. However, the Committee shall be entitled to petition the Supervising Judge to prevent Syntek from making any filing with the SEC, or other applicable regulatory agency. The Supervising Judge shall order Syntek not to make such filing if the Supervising Judge finds that (i) the Committee's objections are material to the solicitation of the unitholders or (ii) the Committee has not had adequate time to review the documents to be filed.

          D. If Syntek's Affiliate nominee as Successor General Partner fails to be elected (due to the pro rata voting provisions in Section 3 below), Syntek
                          --- ----
shall promptly nominate a non-affiliate to be the candidate as Successor General Partner. Syntek shall provide the Committee with the information required by
Section 6.3(b) of the Settlement Agreement, so that the Committee can determine whether the Committee believes the nominee is a non-affiliate of Syntek. Syntek shall also provide the Committee with such other information as reasonably necessary to enable the Committee to determine that it has no objections to such nominee's holding the office of general partner. If the Committee makes such an objection, the Committee shall be entitled to petition the Supervising Judge.
If the Supervising Judge finds that the Committee's objections have merit, Syntek shall nominate a different non-affiliate nominee. Syntek shall cause its Affiliates, including the ART Group (as defined in Section 15), to vote all of their units in favor of the election of the non-affiliate as Successor General Partner. If Syntek's Affiliates control enough votes to ensure the election of the non-affiliate as Successor General Partner, in lieu of filing a proxy statement with the SEC, Syntek may prepare and file with the SEC an information statement under Regulation 14C and Schedule 14C of the 1934 Act. All of the terms and conditions set forth above related to the proxy statement shall apply equally to the information statement.

     2.   Non-Opposition to Syntek Affiliate. Other than as expressly provided
          ----------------------------------
by this Agreement, the Committee shall not oppose the election of the Syntek Affiliate nor will the Committee propose any candidate to run against the Syntek Affiliate.

     3.   Pro Rata Voting Requirement.  In connection with the vote on the
          ---------------------------
Syntek Affiliate, all Units of the Partnership held by Syntek, or any affiliate of Syntek, shall be voted pro rata (without regard to abstentions) to the votes cast by the limited partners of the Partnership who are not affiliates of Syntek, in accordance with Section 6.4 of the Settlement Agreement.

     4.   Transfer of General Partner Interests/Assumption of General Partner
          -------------------------------------------------------------------
Obligations and Note.  Upon the election and taking of office by the Successor
--------------------
General Partner, Syntek shall assign to the Successor General Partner all of Syntek's rights as general partner under the Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"). At the same time, the Successor General Partner shall assume all of Syntek's obligations as general partner under the Partnership Agreement and shall assume all of Syntek's obligations under the promissory note given to the Partnership by Syntek as partial consideration for Syntek's general partnership interest in the Partnership ("Syntek's Capital Contribution Note"). As of June 30, 1998, Syntek's Capital Contribution Note had a principal balance of $4,175,593 plus accrued interest of approximately $7.8 million. The Successor General Partner shall also be subject to the requirement to repay to the Partnership the amount of the Total Cash Distributions and Fees as set forth in Section 10 of this Agreement and shall assume the note obligations as set forth under Section 10 below.

     5.   Waiver of Exit Fee.  Upon the election and taking of office of the
          ------------------
Successor General Partner, Syntek shall, on its own behalf and its successors, waive all of its rights to the payment of any fee which may be required to be paid by the Partnership pursuant to Section 6.5 of the Settlement Agreement.

     6.   Amendment to Partnership Agreement.  Prior to the election of the
          ----------------------------------
Successor General Partner, Syntek shall have caused an amendment to the Partnership Agreement in the form attached hereto as Exhibit A to become effective and shall have caused a similar amendment to the partnership agreement of National Operating, L.P. to become effective. Such amendment shall prohibit any payment by the Partnership to the Successor General Partner for the repurchase of the Successor General Partner's interest in the Partnership under
Article 9 and Paragraphs 17.9 and 17.10 of the Partnership Agreement upon the voluntary resignation or removal of the Successor General Partner. Such amendment shall also limit the amount which may be paid by the Partnership under the Partnership Agreement to any parties who may serve as general partner of the Partnership at any time after the Successor General Partner ceases to serve as general partner and has had its interest repurchased. (See paragraphs 9.17 and 17.9.6 of the amendment to the Partnership Agreement attached hereto as Exhibit A and the examples to paragraph 9.17 and 17.9.)

     7.   Resolution of Disputes.  This Agreement resolves any and all disputes
          ----------------------
or claims arising under the Settlement Agreement among the parties to this Agreement. As consideration for the waiver by Syntek of any fees owed under
Section 5 above, and its performance of this Agreement, Syntek shall have no obligation to pay any sums to the Partnership, the Former Warrantholders or the Class Members.

     8.   Cash Distribution. Immediately prior to the taking of office by the
          -----------------
Successor General Partner, the Partnership shall contribute $11,400,000 in cash (plus interest from the date of the Court's Order granting final approval of this Agreement), pursuant to the Court order referred to in this paragraph 8 for distribution to the Former Warrantholders (the "Total Cash Distribution"). The interest shall be equal to 90 day LIBOR (the "LIBOR Rates") plus 2% per annum, based on such LIBOR Rates in effect at the time of the Court's Order, and then every 90 days thereafter. The Total Cash Distribution shall be distributed to the Former Warrantholders on a pro rata basis based on the number of Warrants
                               --- ----
held by the Former Warrantholders on the date the Warrants expired on the terms approved by the Court pursuant to an order of the Court.

     9.   No Additional Fees from Total Cash Distribution.  The Total Cash
          -----------------------------------------------
Distribution shall not be subject to any set-off. Any fees awarded by the Court directly or indirectly related to this Agreement shall be paid by the Partnership (the "Fees").

     10.  Repayment of Total Cash Distribution.  The Successor General Partner
          ------------------------------------
shall be required to repay the amount of the Total Cash Distribution (plus the amount of any Fees) plus interest (on the amount of the outstanding unpaid principal balance of the Total Cash Distribution and the Fees) from the date of the Total Cash Distribution to the Former Warrantholders. The interest shall be equal to the LIBOR Rate plus 2% per annum, based on such LIBOR Rate in effect at the time of the Total Cash Distribution, and then every 90 days thereafter.
Such repayment shall be made by the Successor General Partner's assumption of a promissory note from Syntek payable to the Partnership ("Syntek Cash Distribution Repayment Note") with the following terms:

               (i) Due date of 10 years from payment of the Total Cash Distribution;

               (ii) Mandatory principal payments as follows:

                    (a)First, Second and third anniversary --$500,000;

                    (b)Fourth, fifth and sixth anniversary -- $750,000;

                    (c)Seventh, eighth and ninth anniversary --$1,000,000; and

                    (d)Tenth anniversary -- balance due.

               (iii)  Automatic acceleration upon the following events:

                    (a)Resignation or removal of the general partner;

                    (b)Merger of the Partnership into another entity; and

                    (c)Liquidation of the Partnership.

          Any repayments shall be credited first to accrued and unpaid interest, and then to reduce the principal balance of the unpaid Total Cash Distribution and Fees amount. If the total amount required to be repaid by the Successor General Partner has not been repaid upon the Successor General Partner ceasing to be general partner for any reason, including upon (i) the resignation or removal of the Successor General Partner, (ii) the merger of the Partnership into another entity, or (iii) the liquidation of the Partnership, the Successor General Partner shall be required to repay such outstanding amounts. In the case of such a merger or liquidation, the amounts owed by the Successor General Partner shall be repaid prior to the closing of the merger and prior to the final distribution of liquidation proceeds to the partners of the Partnership. ART shall guarantee the full repayment of all amounts owed by the Successor General Partner pursuant to this Section 10. The Partnership shall not be entitled to release ART from its guaranty, unless ART provides for the full satisfaction of the underlying obligation through payment.

     11.  Termination of the Settlement Agreement.  (a) Upon the later to occur
          ---------------------------------------
of (i) the distribution of the cash to the Former Warrantholders as contemplated by Section 8 hereof, after approval by the Court, and (ii) the selection and taking of office of the Successor General Partner of the Partnership on the terms and conditions set forth in this Agreement, the Settlement Agreement and the Settlement Plan thereunder shall terminate.

          (b) The Partnership shall enter into separate, but identical, indemnification agreements with each member of the Committee ("Indemnification Agreements"). The Indemnification Agreements shall be drafted to be as favorable as possible to the members of the Committee and shall indemnify the members of the Committee, the Committee's agents and attorneys. The Indemnification Agreements shall contain terms similar but not limited to those contained in
Section 21 of the Partnership Agreement, including, but not limited to, the fullest indemnity possible and the advancement of expenses.

          (c) Pursuant to separate but identical releases, Syntek, the ART Group, the Partnership, Gene Phillips and Bill Friedman shall release the members of the Committee from any claims known or unknown, effective the date of the termination of the Settlement Agreement.

     12.  Binding Agreement: Supervising Judge's Powers. The parties intend for
          ---------------------------------------------
this Agreement to be binding upon the parties upon the terms and conditions set forth herein. However, the Parties acknowledge that the parties and certain other persons are also parties to an Amendment and Restatement of Agreement for Establishment of Class Distribution Fund and Election of Successor General Partner, dated as of May 19, 1998 (the "Resolution Agreement"). The parties intend for the Court to grant final approval to either this Agreement or the Resolution Agreement. If the Court grants final approval to the Resolution Agreement, this Agreement shall be void. This Agreement shall not be binding on any party hereto until it is executed by at least two of the members of the Oversight Committee and by each other party hereto. If any dispute under this Agreement arises among the Parties, the dispute shall be resolved by the Supervising Judge. The Supervising Judge's decision shall be final and binding upon the parties.

     13.  Additional Agreements.  The following documents (and all other
          ---------------------
necessary documents) shall be prepared:

          A.   The Proxy Statement/Consent Solicitation;

          B.   The Assignment of Interests to Successor General Partner;

          C. The Assumption of Syntek's Capital Contribution Note by Successor General Partner;

          D.   The Assumption of the Syntek Cash Distribution Repayment Note;

          E. Notice of Hearing to Class Members, Former Warrantholders and current limited partners;

          F. Amendment to the Partnership Agreement (Exhibit A) and the amendment to the partnership agreement of National Operating, L.P.;

          G.   The Committee Indemnification Agreements;

          H.   The releases related to the Committee;

          I.   The Syntek Cash Distribution Repayment Note; and

          J.   The ART guaranty of the payment of the Syntek Cash Distribution
Note.

     14.  Representations and Warranties.  Syntek, for and on behalf of the
          ------------------------------
Partnership, and ART each hereby represent and warrant to the other parties hereto that:

          A. The execution, delivery, and performance of this Agreement has been duly executed and delivered by Syntek, the Partnership and ART and constitutes the legal and valid binding obligation of Syntek, the Partnership and ART, enforceable against Syntek, the Partnership and ART in accordance with its terms, except as such enforcement may be subject to bankruptcy, insolvency, reorganization, or other similar laws now or hereinafter in effect, and subject to the equitable powers of the Court which has jurisdiction over the underlying litigation.

          B. Neither Syntek, the Partnership, ART, nor the ART Group, or any of their affiliates were the beneficial owners of any of the Warrants as of the expiration date of the Warrants, and neither Syntek, the Partnership, ART, nor the ART Group has any right to receive any proceeds from the Total Cash Distribution.

     15.  Definitions.  All terms not defined herein shall have the meaning set
          -----------
forth in the Partnership Agreement or Moorman Settlement Agreement, as
                                      -------
applicable, except that the ART Group shall mean (i) Syntek, (ii) Syntek Asset Management, Inc., a Texas corporation, (iii) ART, (iv) Basic Capital Management, Inc., (v) BCM Holdings, Inc., (vi) ART Holdings, Inc., (vii) Messrs. Phillips and Friedman, and (viii) any other person or persons listed, or required to be listed, on the Schedule 13D filings made by ART related to ownership in the Partnership.

     16.  Authorization.  The signatories of this Agreement represent and
          -------------
warrant that their respective execution, delivery, and performance of this Agreement has been duly authorized.

     17.  Miscellaneous.
          -------------

          A. Governing Law.  This Agreement shall be governed by and construed
             -------------
             in accordance with the laws of the State of California applicable to contracts between California residents entered into and to be performed entirely within the State of California, without regard to the principles of conflict of laws, provided, however, the internal governance of the Amended and Restated Partnership Agreement and other Partnership documents shall be governed by the laws of Delaware.

          B. Successors and Assigns.  Except as expressly set forth herein, no
             ----------------------
             part of this Agreement or any rights, duties, or obligations described herein shall be assigned or delegated without the express written consent of the parties hereto. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

          C. Entire Agreement: No Oral Agreements.  This Agreement, including
             ------------------------------------
             the documents referred to herein, constitutes the full and entire understanding and agreement among the parties with regard to the subject hereof.

          D. Notices.  All notices and other communications hereunder shall be
             -------
             in writing and shall be deemed given if delivered personally or mailed by registered or certified mail or commercial overnight courier (e.g., Federal Express, etc.), return receipt or confirmation of delivery required, or by facsimile transmission with voice confirmation of receipt, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             i.   Syntek:

c/o Syntek Asset Management, Inc.

10670 North Central Expressway, Suite 600

Dallas, Texas 75231

Attention: Chief Executive Officer

Facsimile: (214) 373-0740

                    with a copy to:

Basic Capital Management, Inc.

10670 North Central Expressway, Suite 600

Dallas, Texas 75231

Attention: Chief Executive Officer

Facsimile: (214) 373-0740

             ii.         ART:

c/o American Realty Trust, Inc.

10670 North Central Expressway, Suite 600

Dallas, Texas 75231

Attention: Chief Executive Officer

Facsimile: (214) 373-0740
                    with a copy to:

Basic Capital Management, Inc.

10670 North Central Expressway, Suite 600

Dallas, Texas 75231

Attention: Chief Executive Officer

Facsimile: (214) 373-0740

             iii. Partnership:

c/o Syntek (listed above)

             iv.  Committee:

Kenneth R. Kelly, Chair

2533 Allen Drive

Auburn, California 95603

Facsimile: (530) 878-9339

                    with a copy to:

McDonough, Holland and Allen

A Professional Corporation

555 Capitol Mall, 9th Floor

Sacramento, California 95814

Attention: Julie Green

Facsimile: (916) 444-8334

          E. Cooperation.  All parties agree to execute and deliver such other
             -----------
documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

          F. Interpretation.  The headings contained in this Agreement are for
             --------------
reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          G. Delays or Omissions.  No delay or omission to exercise any right,
             -------------------
power,
or remedy accruing to any party to this Agreement, upon any breach or default of another party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any party, shall be cumulative and not alternative (except as expressly set forth).

          H. Counterparts.  This Agreement may be executed in counterparts,
             ------------
each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

          I. Severability.  In case any provision of this Agreement shall be
             ------------
invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          J. Ambiguities.  The provisions of this Agreement shall be
             -----------
interpreted without regard to the drafting source and as if all parties drafted this Agreement in a reasonable manner to effect the purposes of the parties.



[The rest of this page left intentionally blank.]

          Syntek, American Realty Trust, Inc., the Partnership and the Committee indicate their agreement to be bound by the terms of this Agreement by this signature of their authorized representatives below.

NATIONAL REALTY, L.P., a Delaware limited       THE NATIONAL REALTY, L.P.
 partnership                                    OVERSIGHT COMMITTEE

By  Syntek Asset Management, L.P., a Delaware
    Limited Partnership, as General Partner     By     /s/ Kenneth R. Kelly
                                                   -----------------------------
                                                       Kenneth R. Kelly,
                                                        Committee Chair
    By  Syntek Asset Management, Inc., a
        Texas Corporation, as Managing          By     /s/ Joseph S. Radovsky
        General Partner                            -----------------------------
                                                        Joseph S. Radovsky
                                                         Committee Member

        By      /s/ Randall M. Paulson          AMERICAN REALTY TRUST, INC.,
           ----------------------------------   a Georgia Corporation
                Randall M. Paulson,
                     President

        And     /s/ Gene E. Phillips            By      /s/ Karl L. Blaha
           ----------------------------------      -----------------------------
                  Gene E. Phillips                      Karl L. Blaha, President

By  SYNTEK ASSET MANAGEMENT, L.P., a
    Delaware Limited Partnership

    By SYNTEK ASSET MANAGEMENT,
       INC., a Texas Corporation, as
       Managing General Partner

       By     /s/ Randall M. Paulson
            ---------------------------------
            Randall M. Paulson, President

              /s/ Gene E. Phillips
            ---------------------------------
            Gene E. Phillips

                                   Exhibit A

                           Certificate of Amendment
                                      of
                         Limited Partnership Agreement
                                      of
                            National Realty, L.P.,
                        A Delaware Limited Partnership


     SYNTEK ASSET MANAGEMENT, L.P., a Delaware limited partnership (hereinafter "Syntek"), the sole general partner of NATIONAL REALTY, L.P., a Delaware limited partnership (hereinafter the "Partnership"), pursuant to the authority granted to Syntek by Paragraph 15.2.19(i) of the Limited Partnership Agreement, dated as of January 29, 1987, as amended as of May 14, 1990 (hereinafter the "Partnership Agreement"), hereby amends the Partnership Agreement in the following respects:

          (i)    A new definition to Paragraph 2 is added to read as follows:

                 "ART Group" means (a) Syntek, (b) Syntek Asset Management, Inc., a Texas corporation, (c) American Realty Trust, Inc., a Georgia corporation, (d) Basic Capital Management, Inc., a Nevada corporation, (e) BCM Holdings, Inc., a Nevada corporation, (f) ART Holdings, Inc., a Nevada corporation, (g) Gene E. Phillips, (h) William S. Friedman and (i) any other person or persons listed, or required to be listed, on Schedule 13D filings made by American Realty Trust, Inc. related to ownership in the Partnership.

          (ii) A new Paragraph 9.17 shall be added to the Partnership Agreement to read as follows:

                 9.17 Adjustment in Fee Calculations for Fees Paid to Prior General Partners. Notwithstanding anything else in this Paragraph 9 or this Agreement, no General Partner shall be entitled to a fee if a prior General Partner already received such fee or had its general partner interest under Paragraphs 17.9 and 17.10 repurchased based on the inclusion of such fee. In such case, the General Partner shall only be entitled to fees based on the amount of the increase over the amount for which fees were already paid to the prior General Partner. For purposes of determining the amount owed under Paragraph 17.10 of this Agreement, prior to the set-off required by Paragraph 17.9.6 of this Agreement, this Paragraph 9.17 shall be ignored. An example of this Paragraph 9.17 is set forth below:

                 A prior General Partner is involuntarily removed as General Partner. Upon such removal, such General Partner's interest is purchased by the Partnership for $25,000,000 under the calculations made in Paragraph 17.10. The components included in such calculation were as follows:


          Paragraph 9.4 fees                 $ 7,000,000
          Paragraph 9.8.1 fees                12,000,000
          Repurchase of 1.99% interest         6,000,000
                                             -----------
                 in the Partnership
                 and National
                 Operating, L.P.

              Total                          $25,000,000
                                             ===========


                 Provided that the successor General Partner upon taking office has purchased its 1.99% interest in the Partnership and National Operating, L.P. from the Partnership and National Operating, L.P., then, the successor General Partner shall not receive any fees under either Paragraphs 9.4 and 9.8.1 until the Partnership's activities have resulted (through actual sales or actual distributions and not through deemed sales or deemed distributions) in $19,000,000 of fees that would have been paid to the General Partner under Paragraphs 9.4 and 9.8.1, but for this Paragraph 9.17. Once the $19,000,000 threshold (the "Threshold Amount") has been met, the successor General Partner shall be entitled to receive fees under Paragraphs 9.4 and
          9.8.1 on a current basis based on actual sales and actual distributions for amounts above the Threshold Amount.

                 Assume further that at the time of the General Partner's removal above, the General Partner owed the Partnership $30,000,000, such that at the time of removal, the General Partner was required to repay the Partnership $5,000,000 ($25,000,000 owed by the Partnership to the General Partner under Paragraph 17.10 minus $30,000,000 owed by the General Partner to the Partnership). The fact that the General Partner owed the Partnership $5,000,000 shall not reduce the Threshold Amount.

          (iii) Paragraph 17.9 of the Partnership Agreement shall be amended in its entirety to read as follows:

          17.9   Purchase of General Partner's Interest

          17.9.1 Upon Syntek's ceasing to be General Partner, Syntek shall not have its interest in the Partnership repurchased.

          17.9.2 If, after Syntek ceases to be General Partner, a General Partner of the Partnership voluntarily ceases to be General Partner (e.g., by resignation or through the merger of the Partnership into another entity in which the ART Group, or the ART Group's affiliates, are the beneficial owners, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, of more than 10% of such entity prior to such merger or 25% or more of the entity immediately after such merger ["Voluntary Merger"]), such General Partner shall not have its interest in the Partnership repurchased.

          17.9.3 If, after Syntek ceases to be General Partner, a General Partner of the Partnership involuntarily ceases to be General Partner (e.g., by court order, by removal by the limited partners or by merger, other than a Voluntary Merger), such General Partner shall have its interest in the Partnership repurchased. In such a case, such General Partner's interest in (i) the Partnership, as set forth in Paragraph 11 of this Agreement; and (ii) the fees and other compensation to be paid under Paragraph 9 of this Agreement, shall both be purchased by the Partnership for a purchase price equal to the aggregate fair market value of such General Partner's interest in such items determined according to the provisions of Paragraph 17.10 of this Agreement. The purchase price of such interest, after the offsets required by Paragraph 17.9.5 (the "Net Amount"), shall be paid by the Partnership to such General Partner in the form of an unsecured promissory note in the principal amount of the Net Amount, with interest at 10 percent per annum payable monthly and principal and interest amortized over a period of 36 months in equal consecutive installments.

          17.9.4 For the purposes of this Paragraph 17.9, if the General Partner is an affiliate of Syntek or the ART Group and Syntek or the ART Group control the vote on the removal of the General Partner, the removal of the General Partner by the limited partners of the Partnership shall be considered "voluntary" rather than "involuntary" and therefore, upon such removal, such affiliate General Partner shall not have its interest in the Partnership repurchased.

          17.9.5 Nothing in this Paragraph 17.9 shall remove the General Partner's obligations, either under (i) Paragraph 5.1.2 of this Agreement or (ii) to repay any other loans to the Partnership, including, but not limited to the promissory note to be assumed by the successor General Partner to Syntek related to repayment of the amounts set forth in paragraph 10 of that Agreement for Cash Distribution and Election of Successor General Partner, dated as of July 15, 1998, among Syntek, the Partnership and the National Realty L.P. Oversight Committee (finally approved by the Court on __________________________, 1998).

          17.9.6 A successor General Partner that succeeds to the office of General Partner after one or more prior General Partner(s) have had such General Partner(s)' interest in the Partnership purchased under this Paragraph 17.9, shall be entitled to have such successor General Partner's interest purchased on the terms set forth in Paragraphs 17.9.1 through
     17.9.5 above; however, the amount owed to any successor General Partner shall be set-off by any amounts paid by the Partnership to any prior General Partner(s). An example is set forth below:

          A prior General Partner unaffiliated with Syntek or the ART Group is removed by the limited partners. Upon such removal, such General Partner's interest is purchased by the Partnership for $25,000,000 under the calculations made in Paragraph 17.10. However, the General Partner owed the Partnership $13,000,000 pursuant to Paragraph 5.1.2 of this Agreement and $12,000,000 pursuant to the amounts set forth in Paragraph 17.9.5(ii) above, for a total of $25,000,000. Accordingly, upon such removal, such amounts were netted, resulting in neither a payment from the Partnership nor the General Partner. Two years later, a new General Partner is involuntarily removed and under the new calculations in Paragraph 17.10, the payment for the purchase of the new General Partner's interest is calculated to be $30,000,000, prior to the set-off in Paragraph 17.9.6. Therefore, upon the new General Partner involuntarily ceasing to be the General Partner, the new General Partner's interest shall be repurchased by the Partnership for a payment of $5,000,000 ($30,000,000 Paragraph 17.10 calculation minus a $25,000,000 set off for the amounts previously paid to the prior General Partner) minus the amount of any outstanding loans from the Partnership to the General Partner.


[The rest of this page left intentionally blank.]

     IN WITNESS WHEREOF, Syntek has executed this Certificate of Amendment of Limited Partnership Agreement as of the __________ day of ______________________, 199___.

         SYNTEK ASSET MANAGEMENT, L.P., a
         Delaware limited partnership

         By:      SYNTEK ASSET MANAGEMENT, INC.,
                  a Texas corporation, as managing general
                  partner


                  By__________________________________
                        Randall M. Paulson, President


        By_________________________________________
              Gene E. Phillips, General Partner

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On this ________ day of _______________________, in the year 199____, before me ____________________________________, a Notary Public in and for the
State of Texas, personally appeared Randall M. Paulson, personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument on behalf of Syntek Asset Management, L.P., and acknowledged to me that said partnership executed it.

                                          ______________________________________
       Notary Public, State of Texas



My Commission Expires:

_____________________

STATE OF TEXAS      (S)
                    (S)
COUNTY OF DALLAS    (S)


     On this ________ day of _______________________, in the year 199____, before me ____________________________________, a Notary Public in and for the
State of Texas, personally appeared Gene E. Phillips, personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument on behalf of Syntek Asset Management, L.P., and acknowledged to me that said partnership executed it.

                                          ______________________________________
        Notary Public, State of Texas



My Commission Expires:

_____________________